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Exhibit 5.1


                [Letterhead of Stradling Yocca Carlson & Rauth]


                                 June 5, 2000

Powerwave Technologies, Inc.
2026 McGaw Avenue
Irvine, California 92614

          Re:  Registration Statement on Form S-8 (2000 Stock Option Plan)

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Powerwave Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,640,000 shares of the Company's common stock, $.0001 par value ("Common Stock"), issuable under the Company's 2000 Stock Option Plan (the "2000 Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that:

     1. Stock options, when issued in accordance with the 2000 Plan will be legally issued and binding obligations of the Company; and

     2. 2,640,000 shares of Common Stock, when issued under the 2000 Plan and against full payment therefor in accordance with the terms and conditions of the 2000 will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              STRADLING YOCCA CARLSON & RAUTH
                              /s/ STRADLING YOCCA CARLSON & RAUTH